UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 12, 2010

Axesstel, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2010, the compensation committee of our board of directors approved a one-time stock option exchange program (the “Exchange Program”) with respect to options that have been issued under various option plans, including our 2004 Equity Incentive Plan (the “Plan”). Under the Exchange Program, our current employees will be offered the opportunity to exchange certain outstanding options to purchase common stock for a lesser number of new options (as determined in accordance with the exchange ratios below).

We currently have 4,211,667 outstanding options under various option plans that are exercisable at prices ranging between $0.10 and $4.00 per share. The closing bid price for our common stock on May 12, 2010 was $0.08 per share.

Description of the Exchange Program

Eligible Employees. All of our current employees, including our named executive officers, are eligible to participate in the Exchange Program, provided that, the employee currently holds Eligible Options (defined below), was employed on the date the offer to exchange commenced and remains employed through the date he or she accepts the exchange under the Exchange Program. Participation in the Exchange Program is voluntary and the employee has the right to accept the exchange program with respect to all or any portion of his or her outstanding options.

Eligible Options. The Exchange Program relates to all options held by eligible employees, whether vested or unvested, with an exercise price of $0.28 or higher (the “Eligible Options”). There are a total of 2,299,167 Eligible Options for the Exchange Program. There are currently (i) 1,055,000 options held by eligible employees under the Plan with exercise prices below $0.28, (ii) 704,500 options outstanding held by former employees, and (iii) 153,000 options held by the Board of Directors and an advisor to the Board of Directors, which are not eligible for the Exchange Program.

New Options. Eligible Options will be exchanged based on the exchange ratios below for a lesser number of options with a new exercise price equal to the closing price of our common stock on May 12, 2010, which was $0.08 per share (the “New Options”).

Exchange Ratio. The Eligible Options can be exchanged for New Options on the basis of two, three or four Eligible Options surrendered for each New Option granted. The ratio of Eligible Options to be surrendered for each New Option is based on the exercise price of the Eligible Options. Eligible Options with an exercise price between $0.28 and $0.99 per share can be exchanged for New Options on a two for one ratio. Eligible Options with an exercise price between $1.00 and $1.99 per share can be exchanged for New Options on a three for one ratio, and Eligible Options with an exercise price of $2.00 or above can be exchanged on a four for one ratio.

The table below sets out the current exercise prices, the number of vested and non vested Eligible Options in that range, the exchange ratio for that range of exercise prices and the number of New Options that would be outstanding if all Eligible Options were exchanged.

Current exercise price	Vested	Non-Vested	Current Outstanding	Exchange Ratio	New Outstanding(1)
$0.28 - $0.99	718,333	739,167	1,457,500	2 : 1	728,750
$1.00 - $1.99	415,000	—	415,000	3 : 1	138,333
$2.00 and above	426,667	—	426,667	4 : 1	106,667

Total	1,560,000	739,167	2,299,167		973,750

(1)	Assumes exchange of all Eligible Options.

In establishing the exchange ratios our compensation committee considered the value of the Eligible Options being surrendered versus the value of the New Options. At these exchange ratios the value of the Eligible Options surrendered exceeds the value of the New Options being granted. This valuation is based on a Black Scholes model of the weighted average exercise price for the Eligible Options within a given exercise range versus the value of the New Options. The Black Scholes calculation was conducted using an estimated term of 5 or 6 years, annualized volatility of 100%, no anticipated dividend yield and a risk free rate of 2.27%.

Terms of Options. The New Options will be issued under the Plan and will be subject to the terms and conditions of the Plan and the eligible employee’s new stock option agreement. They will have a term of 10 years. The New Options are intended to provide a longer term incentive for the existing employees and will be subject to vesting. The vesting of the New Options will be based on whether any portion of the Eligible Options are still subject to vesting and the length of vesting remaining. No portion of the New Options will vest on grant.

The following table shows the vesting schedule for each New Option based on the current vesting status of the Eligible Options being surrendered for exchange, as follows:

Remaining Vesting of Eligible Option	Vesting Term of New Option
Fully vested	One year on the basis of 25% quarterly over the next 4 quarters
One year or less of vesting remaining	Two years on the basis of 12.5% quarterly over the next 8 quarters
More than one year of vesting remaining	Three years on the basis of 33% after the first year and 8.33% quarterly over the next 8 quarters

Effective Date. The Exchange Program offer period commenced on May 12, 2010. Employees must elect to accept the Exchange Program with respect to their existing options on or before May 27, 2010. Eligible Options surrendered for the exchange on or before that date will be cancelled and the New Options will be granted. Eligible Options that are not surrendered on or before May 27, 2010 will remain outstanding in accordance with their original terms.

The Plan expressly confers upon our compensation committee, as the administrator of the Plan, the right to implement the Exchange Program. A copy of the Plan is attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	2004 Equity Incentive Plan (incorporated by reference to exhibits to registrant’s Form SB-2/A filed on October 29, 2004)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axesstel, Inc.

By:	/s/ H. Clark Hickock
H. Clark Hickock
Chief Executive Officer

Date: May 18, 2010